Exhibit (d)(4)

Contract No.: ICMConfidentialityAgreement_6334

CONFIDENTIALITY AGREEMENT

THIS CONFIDENTIALITY AGREEMENT (the “Agreement”) is made on the last date signed below, (the “Effective Date”), between Eli Lilly And Company, having its principal place of business at Lilly Corporate Center, Indianapolis, Indiana 46285, United States (“Lilly”), and DiCE Therapeutics, Inc. having its principal place of business at 400 East Jamie Court, Suite 300, South San Francisco, California, 94080, United States (“DiCE”).

The parties desire to exchange certain confidential and proprietary information relating but not limited to IL-17 small molecule and large molecule inhibitors, and with respect to DiCE, other aspects of DiCE’s programs and business, for potential business or scientific transactions (the “Potential Transaction”). In consideration of the following terms and conditions, the parties agree as follows:

Article I. Definitions.

(a)	“Affiliates” means any corporation, firm, partnership or other entity which directly or indirectly controls, is controlled by, or is under common control with a party.

(b)

“Confidential Information” means all confidential or proprietary information of the Disclosing Party or its Affiliates, regardless of its form or medium as provided to the Receiving Party in connection with the Potential Transaction; provided that, for information disclosed only in non-tangible form, i.e., orally or visually, the Disclosing Party summarizes the non-tangible disclosure in writing, marks such summary “Confidential” and provides such summary to the Receiving Party within 30 days following the disclosure; and further provided that, Confidential Information shall not include any information that the Receiving Party can show by competent evidence: (i) is already known by the Receiving Party at the time it is disclosed to the Receiving Party by the Disclosing Party; (ii) is or becomes generally known to the public through no act or omission of the Receiving Party in violation of the terms of this Agreement; (iii) has been lawfully received by the Receiving Party from a third party without restriction on its disclosure and without, to the knowledge of the Receiving Party, a breach by such third party of an obligation of confidentiality to the Disclosing Party; or (iv) has been independently developed by the Receiving Party without use of or reference to the Confidential Information.

(c)	“Disclosing Party” means the party disclosing Confidential Information to the other party or such other party’s Affiliates pursuant to this Agreement.

(d)	“Receiving Party” means the party receiving Confidential Information from the other party or such other party’s Affiliates pursuant to this Agreement.

(e)	“Representatives” means, individually and collectively, the officers, directors, employees, agents, consultants and/or independent contractors of a party or its Affiliates.

Article II. Restrictions on Disclosure and Use. The Receiving Party shall keep confidential and not publish, make available or otherwise disclose any Confidential Information to any third party, without the Disclosing Party’s express prior written consent; provided however, the Receiving Party may disclose the Confidential Information to those of its Affiliates and Representatives who need to know the Confidential Information in connection with the Potential Transaction and are bound by confidentiality obligations with respect to such Confidential Information, no less restrictive than those obligations set forth herein. The Receiving Party shall exercise at a minimum the same degree of care it would exercise to protect its own confidential information (and in no event less than a reasonable standard of care) to keep confidential the Confidential Information. The Receiving Party shall use the Confidential Information solely in connection with the Potential Transaction.

Article III. Exceptions to Disclosure Restrictions. It shall not be considered a breach of this Agreement if the Receiving Party discloses Confidential Information in order to comply with a lawfully issued court or governmental order or with a requirement of applicable law or regulation; provided that: (i) the Receiving Party gives prompt written notice of such disclosure requirement to the Disclosing Party and cooperates with the Disclosing Party’s efforts, at the expense of the Disclosing Party, to oppose such disclosure or obtain a protective order for such Confidential Information, and (ii) if such disclosure requirement is not quashed or a protective order is not obtained, the Receiving Party shall only disclose those portions of the Confidential Information that it is legally required to disclose and shall make a reasonable effort to obtain confidential treatment for the disclosed Confidential Information.

Article IV. Compliance with Laws and Policy; Representations. Each party agrees that it shall comply and act in accordance with all applicable provisions of federal and state laws and regulations concerning such Confidential Information. Each party represents it has the right to enter into this Agreement and to disclose the Confidential Information and that such disclosure does not violate any other third-party contracts it may have.

Article V. Destruction of Confidential Information. Within 30 days following the receipt of a written request from the Disclosing Party, the Receiving Party will destroy all Confidential Information received from the Disclosing Party in tangible form; provided however, the legal and / or compliance advisors of the Receiving Party may retain one copy of the Confidential Information solely for the purpose of ensuring its compliance with this Agreement and applicable law, provided that such copy shall be accessible only to Representatives within the Receiving Party’s legal and / or compliance advisors group and shall not be made available to other personnel of the Receiving Party (except with the prior written consent of the Disclosing Party). For the avoidance of doubt, the foregoing obligations in this Article shall not apply to any electronic files containing Confidential Information that are made in the ordinary course of its business information back-up procedures pursuant to the Receiving Party’s electronic record retention and destruction practices that apply to its own general electronic files and information; provided, that such Confidential Information cannot be accessed by the Receiving Party’s personnel without specific authorization by its Legal department, and that all such Confidential Information remains subject to the confidentiality and non-use provisions of this Agreement.

Article VI. Term. The term of this Agreement will expire 12 months after the Effective Date and the obligations of confidentiality and non-use shall apply to Confidential Information for the earlier of 5 years after the term expires or when such Confidential Information no longer qualifies as Confidential Information. Either party may terminate this Agreement for any reason upon 30 days’ prior written notice to the counterparty, but any such early termination will have no effect on the party’s continuing obligations of confidentiality and non-use.

Article VII. No Other Rights.

(a)

All Confidential Information is and shall remain the property of the Disclosing Party. By disclosing Confidential Information to the Receiving Party, the Disclosing Party does not grant to the Receiving Party any express or implied rights or license to or under any patents, patent applications, inventions, copyrights, trademarks, trade secrets or other intellectual property rights then or later possessed by the Disclosing Party.

(b)	Neither party makes any representation or warranty as to the accuracy or completeness of the Confidential Information it provides hereunder.

(c)	Nothing in this Agreement shall obligate either party to enter into any further agreement or transaction with the other party.

Article VIII. No Publicity. Neither party shall use the name of the other party or make any oral or written release of any statement, information, advertisement or press release having any reference to a party, whether express or implied, without the express prior written approval of that party; except where required by law.

Article IX. Standstill Provision

(a)

During the 12-month period commencing on the Effective Date (“Standstill Period”), except as otherwise provided in this Agreement, Lilly and Lilly’s Affiliates will not, directly or indirectly, and will not encourage or assist others to, without the prior written invitation of DiCE’s Board of Directors:

(i)

whether alone or in concert with others, make any proposal regarding, or otherwise be involved in, any extraordinary transactions such as a merger, consolidation, acquisition, tender offer or exchange offer, purchase of assets of business, corporate reorganization, recapitalization, restructuring, or liquidation, involving DiCE or any of its Affiliates or assets;

(ii)

whether alone or in concert with others, acquire or agree, offer, seek or propose to acquire, or cause to be acquired, ownership (including any voting right or beneficial ownership as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of any securities of DiCE or any option, forward contract, swap or other position with a value derived from securities of DiCE (collectively with the transactions described in (i) above, a “Business Combination”);

(iii)

make, or in any way participate in, any “solicitation” (as such terms is defined in Rule 14a-1 under the Exchange Act, including any otherwise exempt solicitation pursuant to Rule 14a-2(b) under the Exchange Act) to vote or seek to advise or influence in any manner whatsoever any person with respect to the voting of any securities of DiCE;

(iv)

form, join, or in any way communicate or associate with other securityholders or participate in a “group” (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to any securities (including in derivative form) of DiCE or a Business Combination involving DiCE;

(v)	nominate any person as a director of DiCE;

(vi)	propose any matter to be voted upon by the stockholders of DiCE;

(vii)

request DiCE (or any of its officers, directors or Representatives), directly or indirectly, to amend or waive any provision of the Article IX (including this sentence), except for private communications as provided below; or

(viii)

take any action that might cause or require Lilly or DiCE to make a public announcement regarding a potential Business Combination, taking into account DiCE’s circumstances at the time to the extent known to Lilly, except for private communications as provided below.

(b)

Notwithstanding anything to the contrary in this Agreement, Article IX(a) shall be of no force and effect if at any time during the Standstill Period: (i) a third party commences a tender or exchange offer for at least 30% of the outstanding common shares of DiCE or there is a third party offer for all, or substantially all, of the assets of DiCE or of any Affiliate of DiCE ; or (ii) DiCE announces that it has entered into a definitive agreement with a third party with respect to a possible Business Combination in which DiCE’s stockholders immediately prior to such Business Combination would retain or receive voting securities which would constitute immediately following such Business Combination less than 30% of the combined voting power of the voting securities of the entity surviving the Business Combination or the ultimate parent company of such entity..

(c)

Notwithstanding anything to the contrary in this Article IX shall prevent Lilly from: (i) having a private communication to DiCE’s CEO or Board of Directors so long as such private communication would not reasonably be expected to require a public disclosure under applicable law or the listing requirements of the primary securities exchange on which DiCE’s securities are listed; provided that the contents, subject and existence of any such communications shall constitute Confidential Information hereunder; (ii) entering into a negotiated business arrangement with DiCE in the ordinary course of business via license, collaborative arrangement or otherwise (the “Ordinary Course Transaction”) provided that in no event shall assets involved in such Ordinary Course Transaction represent a material portion of the assets of DiCE or any of its Affiliates or require public disclosure thereof (other than if a definitive agreement for such transaction is entered into between Lilly and DiCE and disclosure thereof is required by law); (iii) making passive investments by a pension or employee benefit plan or trust for Lilly (or its Affiliates) employees so long as such investments (including trading) are directed by independent trustees or administrators who have not received and do not have access to DiCE’s Confidential Information (including the fact that a Potential Transaction has been considered) and such investments do not require Lilly or its Affiliates to file a Schedule 13D or 13G with the SEC with respect to DiCE’s securities; (iv) acquisition of the equity securities of an entity that owns securities in DiCE prior to such transaction contemplated herein so long as such acquisition is not consummated for the purpose for circumventing this Article IX; or (v) Lilly or its affiliates acquiring (directly or indirectly) up to an aggregate of five percent (5%) of the outstanding securities of DiCE.

Article X. Miscellaneous

(a)

Residual Knowledge. Subject to and without limiting any other license rights or exclusivity granted to Lilly under this Agreement, Lilly (and its Affiliates) and DiCE Therapeutics Inc (and its Affiliates) will also have the right to use any Confidential Information disclosed by the other Party in connection with the Potential Transaction and retained in the unaided memories of its employees after having access to such Confidential Information (without reference to tangible copies of such information), provided that this right to use does not constitute a license under any DiCE Therapeutics Inc Technology or Lilly Technology. An individual’s memory will be considered to be unaided if the individual has not intentionally memorized the Confidential Information for the purpose of retaining and subsequently using or disclosing it.

(b)

Each party, in its capacity as a Receiving Party, acknowledges and agrees that the Confidential Information of the Disclosing Party may include information of a unique nature, and a breach of this Agreement may cause irreparable harm to the Disclosing Party for which damages may not be an adequate remedy, and that the Disclosing Party shall be entitled to seek equitable relief in addition to all other remedies available at law.

(c)

The rights and obligations of this Agreement may not be assigned or delegated by either party, in whole or part, whether voluntarily, by operation of law, change of control or otherwise, without the prior written consent of the other party, and any assignment by a party in violation of the foregoing shall be void. Subject to the foregoing, the rights and obligations of the parties shall inure to the benefit of and shall be binding upon and enforceable by the parties and their lawful successors and permitted assigns.

(d)	The Receiving Party shall be responsible for any breach of this Agreement by the Receiving Party or its Representatives.

(e)

This Agreement, when executed, constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes any and all prior written agreements, oral discussions, or understandings between them with respect to a Potential Transaction.

(f)

If any of the provisions of this Agreement are found to be invalid or unenforceable, such invalidity or unenforceability shall not invalidate or render unenforceable the remainder of the Agreement, but rather this Agreement shall be construed as if it did not contain the particular invalid or unenforceable provisions, and the rights and obligations of the parties shall be construed and enforced accordingly.

(g)

No amendments of this Agreement or waiver of any of its terms shall be effective unless agreed in writing by both parties. No waiver of any provision of this Agreement shall constitute a waiver of any other provision(s) or of the same provision on another occasion.

(h)

The Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to its conflict of laws provisions. The Federal and state courts located in the State of Delaware shall have exclusive jurisdiction over, and shall be the exclusive venue for resolution of, any dispute, claim or controversy of any nature arising out of or relating to this Agreement.

(i)

This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement. Scanned, electronic and facsimile signatures will be as binding as original signatures.

SIGNATURE PAGE FOLLOWS

Eli Lilly And Company	DiCE Therapeutics, Inc.

/s/ Judith Fitzgerald	/s/ Scott Robertson

Authorized Representative	Authorized Signature
Name: Judith Fitzgerald	Name: Scott Robertson
Title: Manager Legal Counsel Lilly	Title: Chief Business & Financial Officer
Date: Apr 21, 2022	Date: Apr 21, 2022